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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                  FORM 12b-25

                          COMMISSION FILE NUMBER ____


                          NOTIFICATION OF LATE FILING

         (Check One): [_] Form 10-K  [_] Form 20-F   [X] Form 11-K
                      [_] Form 10-Q  [_] Form N-SAR

                      For Period Ended: December 31, 2000
                                        -----------------

                      [_] Transition Report on Form 10-K
                      [_] Transition Report on Form 20-F
                      [_] Transition Report on Form 11-K
                      [_] Transition Report on Form 10-Q
                      [_] Transition Report on Form N-SAR
           For the Transition Period Ended: ________________________

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| Read Instruction (on back page) Before Preparing Form. Please Print or Type. |
|  Nothing in this form shall be construed to imply that the Commission has    |
|                 verified any information contained herein.                   |
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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:  [_]

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PART I - REGISTRANT INFORMATION

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Full Name of Registrant

Main Street Bancorp, Inc
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Former Name if Applicable

N/A
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Address of Principal Executive Office (Street and Number)

601 Penn Street
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City, State and Zip Code

Reading, Pennsylvania 19601
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PART II - RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

     [X] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

     [X] (b) The subject annual report, semi-annual report, transition report on Form 10-KSB, Form 20-F, 11-K or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

     [X] (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III - NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.

          The auditors for the Main Street Bancorp, Inc. 401(k) Savings Plan have experienced delays in obtaining from the administrator for the Plan the Financial information necessary to complete the Company's Form 11-K for the Plan by June 30, 2001, as confirmed by a signed statement by the auditors hereto as Exhibit 99.


PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification.

        Carl D. Lundblad, Esquire       (717)                    231-6678
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                  (Name)             (Area Code)          (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed?

            If answer is no, identify report(s).

                                [X] Yes [_] No

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(3)  Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                [_] Yes [X] No


                           Main Street Bancorp. Inc
                           ------------------------
                 (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 25, 2001                    By: /s/ Donna L. Rickert
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                                               Donna L. Rickert, CPA
                                               Senior Vice President and
                                               Controller (Principal Accounting
                                               Officer)


INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

+----------------------------------ATTENTION-----------------------------------+
|                INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT                |
|         CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001).         |
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